Exhibit 99.1

Ocera Therapeutics and the Roche Group enter into

Technology Transfer and License Agreement

License of Ocera’s MATCH™ Discovery Platform Supports Licensee’s Drug Discovery Programs

Palo Alto, CA — December 17, 2013 — Ocera Therapeutics (NASDAQ: OCRX) today announced that it has entered into a Technology Transfer and License Agreement with the Roche Group, including the Research and Early Development arms of both Genentech and Roche, for rights to its Macrocyclic Template Chemistry (MATCH™) discovery platform. Under the terms of the agreement, Ocera will transfer ownership of equipment and materials related to the use of the MATCH™ technology, and grant a license to Genentech and Roche under Ocera’s related intellectual property rights. The Roche Group will make a one-time payment to Ocera of $4 million.

“Both the Genentech and Roche research organizations have an interest in the application of our MATCH™ technology,” said Linda Grais, M.D., J.D., chief executive officer of Ocera. “We are excited that we have found a good home for this technology where it may benefit the Roche Group and ultimately patients, while we focus our efforts on clinical development of OCR-002, our product candidate for the treatment of hepatic encephalopathy, a serious liver disorder.”

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger which has been granted Orphan Disease and Fast Track status from the FDA to treat hyperammonemia and associated hepatic encephalopathy in patients with liver cirrhosis, acute liver failure and acute liver injury. For additional information, please see www.ocerainc.com.

Forward Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to Ocera’s obligations under the license agreement. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believe,” “expected,” “hope,” “plan,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera’s current expectations. Forward-looking statements involve risks and uncertainties and Ocera’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading “Risk Factors” in Ocera’s Quarterly Report on Form 10-Q for the quarter ended September 30,

2013 filed on November 14, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Inquiries:

Jeri Hilleman

Ocera Therapeutics, Inc.

communications@ocerainc.com

650-475-0158